HECO Exhibit 4(i)

No. ME-1	$10,000,000

MAUI ELECTRIC COMPANY, LIMITED

6.500% Junior Subordinated Deferrable Interest Debenture,

Series 2004

MAUI ELECTRIC COMPANY, LIMITED, a Hawaii corporation (the “Company”, which term includes any successor corporation under the Junior Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York, as Property Trustee (the “Property Trustee”) for, and for the benefit of, HECO Capital Trust III (the “Trust”) or registered assigns, the principal sum of Ten Million Dollars ($10,000,000) on March 18, 2034, or on such other date which may be established by the Company in accordance with the terms of said Junior Indenture but which may not, in any event, be a date earlier than March 18, 2009, or a date later than March 18, 2053, and to pay interest on said principal sum from March 18, 2004 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, quarterly in arrears on March 31, June 30, September 30 and December 31, commencing June 30, 2004 (each, an “Interest Payment Date”), at the rate of 6.500% per annum until the principal hereof shall have become due and payable, and on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months, and for any period shorter than a full calendar month, interest will be computed on the basis of the actual number of days elapsed in such period. In the event that any Interest Payment Date is not a Business Day, then interest will be payable on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day (without any reduction in interest or other payment in respect of such early payment), in each case with the same force and effect as if made on the date such payment was originally payable. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Junior Indenture, be paid to the Person in whose name this Debenture is registered at the close of business on the Regular Record Date for such interest installment, as more fully provided in the Junior Indenture. Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and may be paid to the Person in whose name this Debenture is registered at the close of business on a Special Record Date to be fixed by the Trustee (as defined below) for the payment of such defaulted interest, notice whereof shall be given to the Holders of the Series 2004 Debentures not less than 7 calendar days prior to such Special Record Date, as more fully provided in the Junior Indenture.

Payment of the principal of and interest on this Debenture will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. If this Debenture is not held by a Depository or the

Property Trustee, payment of any interest on this Debenture (other than on the Stated Maturity Date or Redemption Date) shall be made at the office of the Trustee in the City of New York or at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made (i) by check mailed to the address of the person entitled thereto as such address shall appear in the Securities Register or (ii) by transfer to an account maintained by the person entitled thereto as specified in the Securities Register, provided that proper and timely written transfer instructions have been received by the Regular Record Date; provided, however, that at the request of a Holder of at least $10,000,000 aggregate principal amount of Series 2004 Debentures, interest on such Debentures will be payable by wire transfer within the continental United States in immediately available funds to the bank account number specified in writing by such Holder to the Registrar prior to the Regular Record Date.

If this Debenture is not held by a Depository or the Property Trustee, the principal amount hereof and any interest due on the Stated Maturity Date or a Redemption Date will be paid only upon surrender of this Debenture at the principal corporate office of The Bank of New York, Paying Agent, in New York, New York, or at such other office or agency of the Paying Agent as the Company shall designate by written notice to the Holder of this Debenture.

As long as this Debenture is held by the Property Trustee or if this Debenture is held by a Depository, any payments of principal of and interest on this Debenture will be made pursuant to the terms of the Junior Indenture.

The indebtedness evidenced by this Debenture is, to the extent provided in the Junior Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Debenture is issued subject to the provisions of the Junior Indenture with respect thereto. The Holder of this Debenture, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. The Holder of this Debenture, by his acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Junior Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

This Debenture is one of a duly authorized series of Debentures of the Company (herein sometimes referred to as the “Series 2004 Debentures”), specified in the Junior Indenture, limited in aggregate principal amount to $10,000,000, issued under and pursuant to a Junior Indenture dated as of March 1, 2004 (the “Junior Indenture”) executed and delivered among the Company, HECO (as defined herein) and The Bank of New York, as trustee (the “Trustee”). The Series 2004 Debentures are initially being issued to the Trust, to be held on behalf of the Trust by the Property Trustee. Concurrently with the issuance of the Series 2004 Debentures, the Trust is issuing its trust securities, including the Trust’s 6.500% Cumulative Quarterly Income Preferred Securities, Series 2004 (the “Trust Preferred Securities”), representing common and preferred undivided beneficial interests in the assets of the Trust and having an aggregate liquidation preference equal to the aggregate principal amount of (i) the Series 2004 Debentures, (ii) the junior subordinated deferrable interest debentures issued by

Hawaiian Electric Company, Inc., a Hawaii corporation and the sole owner of the Company’s common stock (“HECO”), and (iii) the junior subordinated deferrable interest debentures issued by Hawaii Electric Light Company, Inc., a Hawaii corporation which is also a wholly-owned subsidiary of HECO. By the terms of the Junior Indenture, Debentures are issuable in series which may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Junior Indenture. Reference is made to the Junior Indenture for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and Holders of the Debentures. Each term used in this Debenture which is defined in the Junior Indenture and not defined herein shall have the meaning assigned to it in the Junior Indenture.

At any time on or after March 18, 2009, at the option of the Company, the Series 2004 Debentures shall be redeemable in whole or in part. Notwithstanding the foregoing, if a Special Event (as defined in the HECO Junior Indenture) shall occur and be continuing, then, if HECO opts to redeem the HECO Series 2004 Debentures pursuant to the HECO Junior Indenture, the Series 2004 Debentures shall be redeemable in whole (but not in part) on the same terms and at the same time as the HECO Series 2004 Debentures. In the case of any redemption, a Series 2004 Debenture shall be redeemable at 100% of the principal amount thereof plus accrued and unpaid interest to the Redemption Date.

At least 30 days but not more than 60 days before the Redemption Date, the Trustee shall mail or caused to be mailed a notice of redemption by first-class mail, postage prepaid, to each Holder of Series 2004 Debentures to be redeemed.

The Series 2004 Debentures shall not be subject to any sinking fund. Series 2004 Debentures in denominations larger than $25 may be redeemed in part but only in integral multiples of $25.

In the event of redemption of this Debenture in part only, a new Series 2004 Debenture or Debentures for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

In case an Event of Default with respect to the Series 2004 Debentures occurs and is continuing, the principal of and interest on the Series 2004 Debentures may (and, in certain circumstances, shall) be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Junior Indenture.

The Junior Indenture contains provisions for defeasance within one year of the Stated Maturity Date of the entire indebtedness of this Debenture upon compliance by the Company with certain conditions set forth therein.

Subject to certain exceptions in the Junior Indenture which require the consent of every Holder, the Company and the Trustee may amend the Junior Indenture or may waive future compliance by the Company with any provisions of the Junior Indenture, with the consent of the Holders of a majority in aggregate principal amount of the Series 2004 Debentures if affected thereby, provided that if the Series 2004 Debentures are held by the Trust, no such amendment or waiver that adversely affects the holders of the Trust Preferred Securities shall be effective without the prior consent of the holders of a majority in aggregate liquidation preference of the outstanding Trust Preferred Securities. Subject to certain exceptions in the Junior Indenture, without the consent of any Debentureholder, the Company and the Trustee may amend the Junior Indenture to cure any ambiguity, defect or inconsistency, to bind a successor to the obligations of the Junior Indenture, to provide for uncertificated Debentures in addition to certificated Debentures, or to comply with any requirements of the Debentures and the Securities and Exchange Commission in connection with the qualification of the Junior Indenture under the TIA; provided that any such action does not adversely affect the rights of any Debentureholder and, in the case of Series 2004 Debentures held by the Trust, the rights of any holder of Trust Preferred Securities. Amendments bind all Holders and subsequent Holders.

No reference herein to the Junior Indenture and no provision of this Debenture or the Junior Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Debenture at the time and place and at the rate and in the money herein prescribed.

So long as no Event of Default with respect to the Series 2004 Debentures has occurred and is continuing, the Company shall have the right at any time and from time to time to extend the interest payment period of the Series 2004 Debentures for up to 20 consecutive quarters (the “Extension Period”), provided that no Extension Period shall extend beyond the Stated Maturity Date or Redemption Date of any Series 2004 Debenture. At the end of the Extension Period, the Company shall pay all interest then accrued and unpaid (together with interest thereon at the rate specified for the Series 2004 Debentures, compounded quarterly, to the extent that payment of such interest is enforceable under applicable law). During such Extension Period, subject to certain exceptions contained in the Junior Indenture, the Company may not, directly or indirectly through a subsidiary, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock, (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of its debt securities (including other Debentures) that rank pari passu with or junior in interest to the Series 2004 Debentures, or (iii) make any guarantee payments with respect to any guarantee issued by the Company if such guarantee ranks pari passu with or junior in interest to the Debentures. Prior to the termination of any such Extension Period, the Company may further extend such Extension Period, provided that such Extension Period, together with all such previous and further extensions, shall not exceed 20 consecutive quarters and shall not extend beyond the Stated Maturity Date or Redemption Date of any Series 2004 Debenture. At the termination of any such Extension Period and upon the payment of all amounts then due, the Company may elect to begin a new Extension Period, subject to the foregoing restrictions.

Series 2004 Debentures are issuable only in registered form without coupons in denominations of $25 and any integral multiple thereof. As provided in the Junior Indenture and subject to certain limitations therein set forth, this Debenture is exchangeable for a like aggregate principal amount of Series 2004 Debentures of a different authorized denomination, as requested by the Holder surrendering the same.

As provided in the Junior Indenture and subject to certain limitations therein set forth, this Debenture is transferable by the Holder hereof upon surrender of this Debenture for registration of transfer at the office or agency of the Registrar accompanied by a written instrument or instruments of transfer in form satisfactory to the Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Series 2004 Debentures of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

Prior to presentment for registration of transfer of this Debenture, the Company, the Trustee, any Paying Agent and any Registrar may deem and treat the Holder hereof as the absolute owner hereof (whether or not this Debenture shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Registrar) for the purpose of receiving payment of or on account of the principal hereof and interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any Paying Agent nor any Registrar shall be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of or the interest on this Debenture, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Junior Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

This Debenture shall not be valid until an authorized signatory of the Trustee manually signs and dates the Trustee’s Certificate of Authentication below.

This Debenture will be governed by and construed under the internal laws of the State of New York.

IN WITNESS WHEREOF, the Company has caused this Debenture to be signed manually or by facsimile by its duly authorized officers and its corporate seal or a facsimile thereof to be affixed hereto or imprinted hereon.

MAUI ELECTRIC COMPANY, LIMITED

By:	/s/ Richard A. von Gnechten

Richard A. von Gnechten Financial Vice President

Seal

By:	/s/ Lorie Ann Nagata

Lorie Ann Nagata Treasurer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Debentures, of the Series designated, referred to in the within-mentioned Junior Indenture.

THE BANK OF NEW YORK, as Trustee

By:	/s/ Stacey B. Poindexter

Authorized Signatory

Dated:	March 18, 2004